Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-282933 and 333-282934) on Form S-3 and (Nos. 333-249286, 333-254145, 333-262949, 333-269944, and 333-277245) on Form S-8 of our report dated February 27, 2025, with respect to the consolidated financial statements of C4 Therapeutics, Inc.
/s/ KPMG LLP
Boston, Massachusetts
February 27, 2025